Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

EPIC - Q3 2010 Epicor Software Earnings Conference Call

Event Date/Time: Oct 28, 2010 / 09:00PM GMT

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software Corporation—VP, IR

George Klaus

Epicor Software Corporation—Chairman, President & CEO

Mike Pietrini

Epicor Software Corporation—EVP & CFO

John Hiraoka

Epicor Software Corporation—EVP & Chief Marketing Officer

Russ Clark

Epicor Software Corporation—SVP, Finance

CONFERENCE CALL PARTICIPANTS

Richard Baldry

Signal Hill Capital—Analyst

Scott Berg

Feltl & Company—Analyst

Mark Schappel

The Benchmark Company—Analyst

Kevin Liu

B. Riley & Company—Analyst

Eric Hess

Longbow Research—Analyst

Brian Murphy

Sidoti & Company—Analyst

PRESENTATION

Operator

Good day and welcome to Epicor’s third-quarter conference call. Today’s conference is being recorded. At this time I’d like to turn the conference over to Mr. Damon Wright, Vice President of Investor Relations at Epicor. Please go ahead, sir.

Damon Wright —Epicor Software Corporation—VP, IR

Thank you, Patrick, and good afternoon to everyone. We appreciate you joining us today for our call to discuss Epicor’s 2010 third-quarter financial results. Joining us on today’s call to comment on Epicor’s third quarter are George Klaus, Epicor’s Chairman, President and CEO, and Mike Pietrini, Executive Vice President and CFO. Russ Clark, our Senior Vice President, Finance and John Hiraoka, Executive Vice President and Chief Marketing Officer, are also on the call to participate in the Q&A session. George will begin the call with a few comments followed by Mike, who will discuss certain financial results and trends in our business in more detail. Prior to beginning, I would appreciate your patience as I review our safe harbor statement.

The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings and other financial results, as well as new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements.

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

Today’s comments will also include a discussion of certain non-GAAP financial measures such as non-GAAP earnings, which exclude amortization of prior intangible assets; stock-based compensation expense; restructuring and other charges. The most directly comparable GAAP financial measures and information reconciling the Company’s non-GAAP and GAAP results are included in our earnings release and in the Form 8-K to be filed with the SEC.

With that I would now like to turn the call over to George. George?

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Thank you, Damon, and thank you to everyone on the call and the webcast for joining us today.

First, let me cover some Q3 highlights. 30% growth in new customer logos. Nearly 50% increase in total software revenue. More than 20% growth in software revenues from our customer base. 100%-plus increase in software revenues from new-name customers, and more than 30% increase in non-GAAP earnings.

By any of these year-over-year measurements, Q3 was another excellent quarter for Epicor, the seventh consecutive quarter where we executed at or above our key guidance metrics. This was the second largest third quarter in Epicor’s history in terms of total revenue, consulting revenue, and maintenance revenue, and the fourth largest Q3 in terms of software revenue. It is clear that we are experiencing tremendous momentum on back of what we believe are the best products in our addressable markets. We executed above plan, exceeding our guidance for non-GAAP EPS and total revenue and achieving solid growth across every line of business when compared to last year’s third quarter.

Perhaps an even better gauge of a strong momentum we are experiencing was the fact that we had sequential increases in revenue across all lines of businesses when compared to our 2010 second quarter. This is an exceptional achievement and a strong validation of the significant demand we are experiencing for Epicor products and the services, as traditionally the third quarter is seasonally down from our second quarter.

Our 16% year-over-year increase in total revenue was led by nearly 50% growth in software license revenue. Software revenue growth also helped drive the sequential total revenue increase. Growing license revenue over Q2 is a complete reversal of the seasonal trend we have experienced over the last five years, as license revenue is typically down significantly in Q3 compared to Q2.

Our performance is further evidence that the investments we have been making to expand our addressable markets are starting to pay dividends. We have expanded our geographic reach with additional languages and localizations and have added a robust global financials package, all of which is enabling us to win business in countries where we could not have previously competed. The expanded features and functionality of Epicor 9 are enabling us to compete for more complex distribution opportunities and win deals in industries adjacent to our primary verticals, while at the same time securing larger and larger opportunities with multinational corporations and divisions of the Fortune 1000.

Not surprisingly, Epicor 9 was the primary catalyst for our third quarter growth, led by sales into new-name customers. We have now shipped Epicor 9 into more than 700 new customers. This means 700 new logos for Epicor. And our reference base is growing, as we have more than 250 companies running their businesses on Epicor 9. This is up from 200 in July and we expect to have at least 100 additional customers running their business on Epicor 9 by the end of the year.

Q3 sales of Epicor 9 accounted for more than 90% of our new-name customer license revenue. New-name customer wins were up year over by approximately 30% to 111 and our new-name revenue was up by more than 100% over last year’s third quarter. Examining our results for the first nine months of 2010 reveals similar trends. We have added 20% more new-name ERP customers this year and we have grown our new-name ERP software revenue by approximately 60% versus 2009.

These metrics illustrate that for both the third quarter and the first nine months of 2010 not only are we selling significantly more new-name deals than last year, but our ASPs are also increasing. These achievements are a reflection of the additional breadth, scalability, features and functionality available in Epicor 9 and of the success we are having selling into markets we could not have previously addressed in past years.

Encouragingly, during the third quarter we also began to experience an increase in demand from our existing base of customers for additional software. Sales into our customer base represented 43% of our ERP software sales versus only 40% in the second quarter of 2010.

Our Q4 and 2011 pipelines currently indicate that we expect to experience more sales into our customer base over what we recorded earlier in the year. While the Q3 results and forward pipeline data are certainly encouraging, and we believe there is significant pent-up demand in the

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Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

customer base, it is still too early to call this a sustainable trend. Although we can be patient, since these are not lost opportunities in our customer base, but merely delayed as our customers become more comfortable with their decision and the decision of the global economy and their businesses and how they will react.

We also had a good quarter in our retail vertical, adding a significant new-name account along with three large end-to-end solution upgrades for existing customers. Each of the three upgrades had strong six-figure license revenues and a total contract value in excess of $1 million. We also had a number of sizeable retail point solution sales and we are beginning to see increased interest in some of our new functionality around mobility, CRM, business intelligence, and cross-channel selling. We are encouraged by the signs we see in retail, but we plan to remain prudently cautious in our forecasting for this vertical until we see further indication of a pickup in consumer spending.

The geographic reach and functional breadth and depth of our products has never been greater. We continue to invest in further extending our global and vertical opportunities and we are experiencing a rapid return on our investments as our software revenues continue to grow.

I say it every quarter, but I’m going to say it again, as I believe this is a critical point to understanding Epicor’s business model and the leverage that we expect to eventually develop. New-name revenue is the most important business for a software company to get. And for Epicor, more than 80% of our revenue from a customer comes after the initial sale. So the revenue and profitability that streams from every new customer can be very long and very deep.

Continued investment into the significant growth potential of our product portfolio is driving additional improvements in our forward pipelines, supporting our belief that we will experience further momentum in Q4 and throughout 2011. Based on our current fourth-quarter pipelines, we believe we have one of the strongest software revenue quarters in history ahead of us.

Now I’d like to turn the call over to Mike for some additional metrics. Mike?

Mike Pietrini—Epicor Software Corporation—EVP & CFO

Thank you, George.

I want to start by reviewing some notable metrics that further support our assertion that we are taking market share. We had 100% year-over-year growth in new-name ERP software sales in the Americas. As George stated earlier, this significant growth is a direct result of having the best products for the markets we target and is further confirmation that the investments we are making to round out the features and functionality to address new industries and more complex opportunities are paying off.

We also experienced more than 100% growth in our international new-name ERP software sales when compared to last year’s third quarter, a direct result of being able to sell into more countries with Epicor 9. Asia was a clear standout, especially China and Hong Kong, as we added 17 new-name customers, an increase of 90% over last year. New-name software revenue for Asia increased more than 300% as we continued to win larger and larger opportunities.

New name business in EMEA increased by more than 100% and accounted for our largest win in the quarter, valued at a little under $1 million in software alone for a Middle Eastern energy company. This win is directly attributable to the investments we have made over the past year to establish our presence in the Middle East. And we would not have been able to compete for this deal without having references from earlier Epicor 9 wins in this region.

Now, reviewing some metrics from our customer base, the third quarter marked an end to a decline in year-to-date software sales into our base customers as Q3 software sales into our worldwide base increased year over year by more than 20%. For the first nine months of 2010, we now have a year-over-year increase in customer-based sales compared to the year-over-year decline we reported at the end of the second quarter.

Software sales into our Americas customer base was the strongest it has been in the past seven quarters, increasing by nearly 50% when compared to last year’s third quarter. While software sales into our international customer base were flat compared to last year, this is not surprising as the global recovery seems to be lagging that of the Americas.

Our customers realize the benefits Epicor solutions are providing for their businesses and they will look to Epicor for additional software as the business environment improves for them. We believe there is pent-up demand across our worldwide customer base that will manifest itself as global economies continue to recover.

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

Now turning to some additional metrics, our 2010 third quarter was the second largest revenue Q3 in Epicor’s history, with total revenue of $114.6 million, exceeding our guidance, as we had solid growth across all revenue lines. We also beat the top end of the guidance range for our Q3 non-GAAP EPS by $0.03, posting $0.18 for the quarter.

Our EPS includes a $0.02 benefit related to cash received from the province of Quebec in connection with a program designed to encourage development of technology businesses. Our Montreal finance team identified this program early on and has been working hard to certify Epicor and ensure we would be included in the program. Fiscal 2008 was the first open period and we applied earlier this year, receiving the 2008 benefit in our 2010 third quarter.

We are currently in the process of applying for certification for our 2009 period and plan to begin the 2010 certification process early next year. We plan to apply for this benefit annually for the years 2010 through 2015. The cash benefit is applied to consulting and R&D and benefited 2010 third-quarter consulting COGS by approximately $1.3 million and R&D OpEx by approximately $800,000. If we are successful in being approved for this benefit through the 2015 program period, the total cash benefit to Epicor could exceed $20 million over the life of the program.

Moving to our lines of business, software revenue increased year over year by more than 47% to $20.2 million. Software gross margin was 72.9%, a bit under our historic range, due to the mix of transactions in the quarter, as well as the fact that some of the larger ERP transactions included a greater percentage of third-party products. Based on our current pipelines for Q4, we expect software gross margins to return to our more historic mid-to-high 70% range.

Our average top 10 customer wins for Q3 grew by nearly $100,000 over Q2 to $445,000 in software revenue alone and we continued to see increased interest by larger and larger companies. Of the top ten wins, eight were Epicor 9, including the top three transactions. The other two were retail solutions.

Now, reviewing some consulting business metrics, consulting revenue was also very strong, coming in at $36.5 million up by more than 15% over last year. Utilization is improving and we are benefiting from strengthening software sales. Third-quarter consulting revenue benefited from a very large project, which we do not expect to have in the fourth quarter. Consulting gross margin of 23.6% benefited from the Quebec investment incentive. Excluding the investment incentive, consulting gross margin hit our stated goal of 20%.

Turning to maintenance, maintenance revenue of $48.5 million was up 1% over last year, with gross margin of 75.7%. Retention rates continued to be strong, coming in once again at 94% for ERP and nearly 100% for retail.

Hardware revenue was $9.3 million with gross margins of 10.9%. Overall gross margin excluding amortization was 53.3%, down year over year by 3.5%, due primarily to revenue mix, which included a higher percentage of lower-margin hardware revenue and lower license gross margins.

Turning to operating expense, excluding restructuring and removing the Quebec investment benefit in R&D, total operating expense for the 2010 third quarter as a percentage of revenue was flat on a sequential basis from the 2010 second quarter. OpEx was up in total dollars, as we continued to invest in research and development and sales and marketing dollars to further expand our addressable markets.

G&A expense was up as we booked additional bad debt reserves based on our strengthening revenues and the larger deals we are winning, many of which have extended terms. Based on our strong Q3 performance we are also accruing for a higher level of performance-based stock compensation than in the past couple of years.

On a year-over-year basis 2010 third-quarter sales and marketing expense was down meaningfully as a percentage of software revenue, as we are beginning to see some of the return on investments made last year via significantly higher software sales. Sales and marketing expense was flat sequentially as a percentage of software revenue, as we are continuing to invest in opening new countries and in programs to capitalize on the momentum we have for Epicor 9, as well as in expanding the international reach of our retail solutions. As we have reminded you throughout the year, the initial expansion in sales into any new geography or market are always the most expensive, but they will also have the greatest eventual return, as establishing references is invaluable for driving future business.

Another area of investment this year has been in our global sales organization, a group that has significantly outperformed the expectations we set for them late last year. As illustrated in our Q3 results, some of the color we are providing around our expectations for fourth-quarter license revenue, our global sales organization is doing an excellent job and is a critical part of Epicor. There is a delicate balance between taking the steps necessary to drive improved Company profitability while also ensuring we are incenting our sales organization relatively in line with the expectations that were set at the beginning of the year, when we did not expect such out-performance. We believe we have attained the

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

appropriate balance. While we will spend more than in past years, sales and marketing as a percentage of license revenue has come down over the year. And based on the revisions we have made we are confident this trend will continue in the fourth quarter and in 2011 in a meaningful way.

That said, we believe our third quarter is further evidence that the investments we made last year and earlier this year in continuing to expand our addressable markets through additional expenditures are paying off. We believe Epicor has the best products in the markets we serve, and we currently plan to continue to prudently invest in expanding our geographic and vertical reach.

Throughout 2010 we have delivered strong revenues, while growing our earnings and cash flows. We are at the front of an exciting, innovative product cycle and, as illustrated once again by our Q3 performance, we are in a growth mode. We are also well aware of the equally important factor of driving greater profitability through the business over time. We are very cognizant that any growth must ultimately lead to even greater profitability. And we are confident that our business model and the plan we have in place, the one to which we are executing well, will absolutely enable us to obtain both of these separate, yet highly harmonious goals, in 2011 and beyond.

Now, looking at some balance sheet metrics, we continue to have good cash collections, bringing in $107 million during the quarter. Our free cash flow generation was also strong, at $15.6 million, helping to support a further $5 million discretionary payment on our credit facility in July. Our cash and cash equivalents balance as of September 30th was $113.1 million. Our debt balance consists primarily of our $230 million obligation to holders of Epicor senior convertible notes and borrowings under our credit facility, which was $57.5 million at the end of the quarter and is now $47.5 million following an additional $10 million discretionary payment we made this week.

Now, highlighting our guidance, pipelines continue to grow and we are seeing encouraging trends across all verticals and geographies. In fact, as George alluded to earlier, our pipelines support our belief that the fourth quarter will be one of the strongest software quarters in Epicor’s history. 2010 fourth-quarter total revenue is expected to be in the range of $119 million to $121 million, with non-GAAP EPS expected to be in the range of $0.19 to $0.21.

I’d now like to turn the call back to George.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Thanks, Mike. I have a few closing remarks prior to opening the call for questions.

I recently returned from our annual customer conference held in Orlando earlier this month. It was an incredibly successful conference with nearly 1,700 attendees, up 15% from last year. Ultimately Epicor is growing today because we have continued to deliver on our commitments to our customers to provide innovative products, leading technologies, and best-in-class service and support.

While we continue to be recognized by leading industry analyst firms for our vision, industry leadership, rapid ROI and low total cost of ownership, I always believe Epicor should also measure itself by the success that our customers have achieved, particularly given the challenges of the past couple of years. Over the course of the conference I heard numerous customers talk about how Epicor’s products have enabled them to become more productive and effective and, ultimately, to grow their business. And in that, my team and I take great pride. Epicor is making a meaningful difference for our customers. And as they continue to be successful, I’m sure Epicor will continue to be highly successful also.

And so, with that, Patrick, we’d like to open it up for questions.

QUESTION AND ANSWER

Operator

(Operator instructions.) Richard Baldry; Signal Hill Capital.

Richard Baldry—Signal Hill Capital—Analyst

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

Congrats on the great quarter, particularly on the sequential growth, which I know is clearly a challenge to do. Could you talk a little bit about the competitive environment? Clearly you’re taking market share. Have you seen any changes there? And then maybe beyond that, could you talk a little about your sort of next generation solutions? I know you’ve got some SaaS solutions that are starting to build and I’m curious about sort of early receptions of those and maybe different names you’re seeing in that competitive environment. Thanks.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Sure, Richard. Nice to talk to you. The competitive environment really hasn’t changed. We continue to see SAP and Microsoft being our two main competitors. We see SAP more and more as they try to come down big markets into the middle market, in the bigger end of the middle market deals. As we talked about in the script, we are getting — our ASPs are going up significantly and consequently we are moving more and more up market. And that is causing us to see SAP more and more in the market space. Microsoft will probably always be in that space and below that space, in the middle to lower-middle market. And we continue to see them. Outside of that we see the other rats and cats that you would think of out there that compete on a one-off basis against us in a number of spots.

We have a very high win rate when we get to the serious evaluation of our products against other products. And we are seeing significant progress in the Fortune 1000 and being selected as their secondary or Tier II solution, if you will, to put in their divisions around the globe. So that’s really the competitive landscape, kind of similar to what it was last quarter, although maybe as we move up market we see a little more of SAP.

I’ll ask John to talk a little bit about Epicor Express and our SaaS offerings and where we see that going.

John Hiraoka—Epicor Software Corporation—EVP & Chief Marketing Officer

Hi, Richard. We are seeing good traction with Express. We’re building the pipelines there. We have about 30 customers live and we — or, sorry, 30 customers that we’ve sold. About 10 of those customers are live today on the product. And, again, that product is aimed at least initially on smaller manufacturers, the space we used to be in with our Vista product. So it is bringing back into play some of the competitors at the lower end of the market that we hadn’t historically seen. And obviously we’re going head to head with the SaaS players that are in that space. And actually, most of our competitive wins have been coming against those companies that installed those products and didn’t find them to be feature-rich enough to support their manufacturing requirements. So they’re moving to Express.

Richard Baldry—Signal Hill Capital—Analyst

Then, it’s been a little while since you guys have done any acquisitions, but you had a pretty strong history of doing successful ones that were accretive to the bottom line. With your debt balances cut sharply over the past 18 months or so, would you talk maybe about what you see in that environment, whether you see yourself getting back on that track again? Thanks.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

We’re always looking for great opportunities to grow our company. Certainly we’re focused on organic growth right now because we have such a leading product out there. There’s no question about that. We continue to explore. We have bankers showing us opportunities. And as we see the opportunity that fits our criteria, which is that they must be synergistic in product offerings, open up new geographic opportunities, and have a culture that’s the same as the Epicor culture and be immediately accretive, we will move on those acquisitions also.

Richard Baldry—Signal Hill Capital—Analyst

Thanks. Last one would be can you talk a little about, or maybe remind me if I missed it, how the Express unit offering is being sold? Will that just be geographically by existing sales reps or do you think that either over time or as it scales you’ll see sort of a different sales approach to that product?

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

John Hiraoka—Epicor Software Corporation—EVP & Chief Marketing Officer

Richard, it’s John again. Currently it’s being sold by an inside sales force focused on, again, that small manufacturing marketplace and geographically focused. And as we look at the additional opportunity in additional markets that will spread out. But it will, for the near term, continue to be sold by a dedicated sales force.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

And not to be competing against our on-premise sales force.

Richard Baldry—Signal Hill Capital—Analyst

Okay, thanks. Congrats again.

Operator

Scott Berg; Feltl & Company.

Scott Berg—Feltl & Company—Analyst

Great quarter. Strong quarter on the license revenue side; always like to see that, obviously. Couple quick questions, more around your retail product here. First of all, how would you characterize growth in revenue licenses around — for the quarter, say, overall retail versus ERP? And then, how should we just think of that, I guess, in general right now is retail growing slower or faster? Or, just trying to think about how we should extrapolate that to 2011 maybe.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Well, retail is growing slightly, but it’s not growing as fast as ERP, that’s for sure. We are seeing a significant growth because of the new product offering in Epicor 9 and rolling it out with global financials around the world. Retail is doing fine. You know, the manufacturing sector seems to be bouncing back a lot quicker than the retail sector. And consequently you would expect to see the ERP side of our business growing faster than our retail side.

Our existing customer base on the retail side is taking the opportunity during the slow economic times in their business to round out some of their point solution offerings and to look at how they can increase their use of the products they have installed through additional consulting work. And you’ll see our retail consulting business being strong. But I think we have to still be cautious about seeing the retail market, consumer market, bounce back before we will see retail sales start to match those of our ERP sales, on a percentage basis.

Scott Berg—Feltl & Company—Analyst

Okay. That’s fair enough. Retail is certainly a little sluggish right now. And then, from a geographic perspective on the new license sales, is there a geography, whether it was North America or something outside North America, that was strongest during the third quarter in particular?

Mike Pietrini—Epicor Software Corporation—EVP & CFO

Well — this is Mike Pietrini — the North American sales, again, were very strong. And as George said, manufacturing is starting to bounce back, even at a better rate than what we had expected. So we saw very strong sales in North America. And then as I alluded to in the call here, we had some very strong sales in the Asia-Pac, specifically around Hong Kong, that kind of thing. EMEA did very well. The Middle East did very well for us. So, again, it is certain pockets around the world that have done well.

Scott Berg—Feltl & Company—Analyst

Okay. Fair enough. Thanks, Mike.

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

Operator

Mark Schappel; The Benchmark Company.

Mark Schappel—The Benchmark Company—Analyst

George, with respect to the Epicor 9 product, is the sales force specifically targeting the new customer base or they — different things they’re going after at this point?

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Help me out here, Mark, exactly what you’re getting at there. We do have a sales force focused only on new customers. Is that what you’re asking?

Mark Schappel—The Benchmark Company—Analyst

Yes, I guess if I go back to the Vantage days, when Vantage 8 was being sold, there was a specific, at least for the first year or so, there was a specific sales incentive or plan to actually go after the new customers and to come back and hit the existing base a little later down the line. I was just wondering if you had a similar program in place.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Yes, I actually don’t remember that. But we — our sales force is separated between farmers and hunters. So we have our territory managers, who are the hunters and go after new business. And they are compensated only on new business. And then we have our CAMs, our customer account managers, who call back into our installed base and are focused only on the installed base. And they don’t overlap in any way. So we do have a focus on new business and, as all the metrics point out, we’re — I think we sold 111 new Epicor 9 deals in the third quarter. So that team’s doing very well.

Mike Pietrini—Epicor Software Corporation—EVP & CFO

And just to add a little more color on that, Mark, the Epicor 9 — the new business sales organization, they lead with the Epicor 9 product. From time to time you’ll see, especially in some international markets where Epicor 9 isn’t exactly ready, i.e., we don’t have the localization done or we don’t have the language done, they’ll lead with the iScala product that we have, that kind of thing. But predominantly we’ll lead with the Epicor 9 product.

Mark Schappel—The Benchmark Company—Analyst

Okay, thank you. And, Mike, was there much of a foreign exchange impact on revenue this quarter?

Mike Pietrini—Epicor Software Corporation—EVP & CFO

There was. What was it, $100,000?

Russ Clark—Epicor Software Corporation—SVP, Finance

Yes. It was about $0.5 million on revenues, some strengthening there, but half a basis point. And the impact on expenses was negligible.

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

Mark Schappel—The Benchmark Company—Analyst

Okay, thank you. That’s all for me.

Operator

(Operator instructions.) Kevin Liu; B. Riley & Company.

Kevin Liu—B. Riley & Company—Analyst

First question — I think you guys cited a large services engagement and that was kind of unusual. I just wondering how much that accounted for during the quarter.

Mike Pietrini—Epicor Software Corporation—EVP & CFO

$1.5 million.

Kevin Liu—B. Riley & Company—Analyst

And then, with the higher ASPs that you’re seeing today, could you help characterize kind of how much of a bump up it’s been over recent quarters, and then whether you see that as a sustainable figure going forward?

Mike Pietrini—Epicor Software Corporation—EVP & CFO

Well, as I alluded to in the pitch, we saw that that was up over $100,000 from — to $445,000. So, and that was on our top ten, of course. So that was the question, right, Kevin?

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Year over year, right?

Mike Pietrini—Epicor Software Corporation—EVP & CFO

Yes.

Kevin Liu—B. Riley & Company—Analyst

Yes.

Mike Pietrini—Epicor Software Corporation—EVP & CFO

Our top ten guys were up over $100,000.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

And we would expect to see that continue to grow, because the additional functionality and features of Epicor 9 are allowing us, as I was alluding to earlier and who are competitors are, to continue to move up market.

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

Kevin Liu—B. Riley & Company—Analyst

And in terms of moving up market, I wanted to get into that a little bit. Traditionally your target market has been maybe up to $1 billion in revenues. I mean, how much larger are some of these customers that you’re getting into today?

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Well, I’d say it’s double that.

Mike Pietrini—Epicor Software Corporation—EVP & CFO

And keep in mind, a lot of these larger companies are putting [us] now in division. So one of the opportunities that we have with Epicor 9 is the rapid deployment. So as a result of that, a lot of these larger companies now today are saying, I’ve got a division over here that I need to get something in very, very quickly to handle a particular issue. And Epicor plays very, very well in that regard. And once we put it in there, what they find out is that the product is so strong from a functionality perspective that they’re branching it out into other divisions within the Global 1000 or within their particular organization.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

And that’s kind of new because of the global financials that came out in Epicor 9.05.

Kevin Liu—B. Riley & Company—Analyst

Got it. And then, last question, just in terms of looking at your existing customer base, is there a significant chunk of that that might be drawn to the Express product as opposed to going over to Epicor 9?

George Klaus—Epicor Software Corporation—Chairman, President & CEO

No, we don’t see that at all.

Kevin Liu—B. Riley & Company—Analyst

All right. Thank you.

Operator

[Eric Hess]; Longbow Research.

Eric Hess—Longbow Research—Analyst

I’m in for Steve Koenig. And congrats on the excellent quarter. Just a couple quick questions on — your revenue outlook for the fourth quarter is slightly above consensus. How much of that out-performance do you expect to come from hardware versus licenses and consulting?

Mike Pietrini—Epicor Software Corporation—EVP & CFO

We expect very little of that to come from hardware and majority of that to come from net license revenue. And some of that to come from consulting. But the majority of that is going to come from our new business.

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

Eric Hess—Longbow Research—Analyst

Okay. And then, in terms of margin scenarios for next year, any thoughts and should we expect operating margin expansion, more or less than 100 bps?

Mike Pietrini—Epicor Software Corporation—EVP & CFO

Yes, I think that’s fair. While I won’t quite guide to what next year is and what we’re doing there, I think what you’ve said is fair.

Eric Hess—Longbow Research—Analyst

Okay. Well, I appreciate it. Thanks.

Operator

Brian Murphy; Sidoti & Company.

Brian Murphy—Sidoti & Company—Analyst

I jumped on late so I apologize if you’ve already covered this. But I’m just wondering how you guys are thinking about sales force expansion at this point. I mean, with your — the product advantage and the high win rates, how do you plan to get into more sales cycles?

George Klaus—Epicor Software Corporation—Chairman, President & CEO

Well, we always take a few days in November and take the executive team and take a look at exactly how aggressive we want to get in 2011 — well, in the following year, in this case 2011. And we have asked our sales executives to put together a plan that could show how we could grow substantially next year, and also to put together a plan on how we can grow at a more moderate rate but with less expense. So we’ll be reviewing those two plans and probably get back to you at the end of Q4. But I’m kind of a growth guy, so if we can realistically believe that we can grow substantially by making further investments, I think you’ll probably see us do that.

Brian Murphy—Sidoti & Company—Analyst

Sounds good. Thanks very much.

Operator

We have no further questions at this time. I’d like to turn the conference back to Mr. George Klaus for any closing remarks.

George Klaus—Epicor Software Corporation—Chairman, President & CEO

All right. Thank you, Patrick.

Let me just say in closing as always, I want to thank our employees for their continued hard work in making our customers successful and Epicor successful. Our employees do a great job across the world every day and it is those people, our employees, who deserve the credit for the great success the Company’s enjoying.

Additionally, we appreciate our customers’ and our partners’ confidence in Epicor and we look forward to continuing to mutually beneficial relationships with all of us. So thanks for joining today and we look forward to talking to you soon.

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FINAL TRANSCRIPT
Oct 28, 2010 / 09:00PM GMT, EPIC - Q3 2010 Epicor Software Earnings Conference Call

Operator

That concludes today’s conference. We thank everyone for their participation.

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